CERTIFICATE OF CORRECTION


1.   The name of the entity for which correction is being made:

     China Global Development, Inc.

2.   Description of the original document for which correction is being made:

     Certificate of Amendment

3.   Filing date of the original document: 1-15-02

4.   Description of the inaccuracy or defect.

     Incorrect reverse split - filed as 1:100 reverse split and should have been filed as 1:25 reverse split.

5.   Correction of the inaccuracy or defect.

     Article IV Capitalization. Following a 1:25 reverse split, the Articles are amended to reauthorize 100,000,000 shares of common stock having a par value of $.001 per share and 10,000,000 shares of preferred stock having a par value of $.001 per share.

6.   Signature:

                                               /s/ David Loev
                                               --------------
                                               Assistant
                                               Secretary
                                               ---------
                                               1-28-02
                                               -------
                                               Authorized
                                               Signature
                                               Title*
                                               Date

*If  entity  is  a   Corporation,   it  must  be  signed  by  and   Officer;   a
Limited-Liability Company, by a manager or managing members; a Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Busines Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.